EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of NICE Systems Ltd. for the registration of 2,000,000 of its ordinary shares under its 2008 Share Incentive Plan of our report dated April 14, 2008 with respect to the consolidated financial statements of NICE Systems Ltd. and its subsidiaries for the year ended December 31, 2007 which is included in its Annual Report (Form 20-F), filed with the Securities and Exchange Commission.

/s/ KOST FORER, GABBAY & KASIERER KOST FORER, GABBAY & KASIERER A Member of Ernst & Young Global

Tel-Aviv, Israel
  August 28, 2008